EXHIBIT 3.3

CERTIFICATE OF DESIGNATIONS, PREFERENCES,

RIGHTS AND LIMITATIONS OF

SERIES E SUPER-VOTING PREFERRED STOCK

OF

TAUTACHROME, INC.

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Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

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TAUTACHROME, INC., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was duly approved and adopted by the Board of Directors of the Corporation (the “Board of Directors”) by a resolution of the Board of Directors dated March 7, 2019, in accordance with Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), there is hereby created, out of the 100,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”) of the Corporation authorized, unissued and undesignated, a series of the Preferred Stock consisting of

40,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation that are applicable to the Preferred Stock):

1. Designation and Amount. A series of Preferred Stock designated as Series E Super-voting Preferred Stock is hereby created out of the authorized and unissued shares of Preferred Stock (the “Series E Preferred Stock”), and the number of shares of Series E Preferred Stock constituting such series shall be 40,000. The voting powers, designations, preferences and relative, participating, optional or other special rights, and other qualifications, limitations or restrictions of the Series E Preferred Stock shall be as set forth in this Certificate of Designations, Preferences, Rights and Limitations of Series E Preferred Stock (this “Certificate”).

2. Voting Rights. Each holder of Series E Preferred Stock shall be entitled to receive notice of and to attend all meetings of the stockholders of the Corporation. At each such meeting (and any written action of stockholders in lieu of such meeting), other than a meeting (or written action of stockholders in lieu of meeting) at which only holders of another specified class or series of the capital stock of the Corporation are entitled to vote separately as a class or series, each share of Series E Preferred Stock shall entitle a holder thereof to as many votes as shall equal the total number of votes of the holders of all other classes and series of the capital stock of the Corporation entitled to vote at such meeting (or any written action of stockholders in lieu of such meeting) multiplied by 0.00001. Except as otherwise provided herein, the Certificate of Incorporation, any other certificate of designation creating a series of Preferred Stock or any similar stock, or the bylaws of the Corporation, the holders of Series E Preferred Stock and the holders of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

3. Amendment. The Certificate of Incorporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series E Preferred Stock so as to affect them adversely without the unanimous written consent or unanimous affirmative vote of the Holders, voting separately as a single class.

4. Waiver. Notwithstanding any provision in this Certificate to the contrary, any provision contained herein and any right of the holders of Series E Preferred Stock granted hereunder may be waived as to all shares of Series E Preferred Stock (and the holders thereof) only by the unanimous written consent or unanimous affirmative vote of the holders of Series E Preferred Stock, voting separately as a single class.

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5. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction determines that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

6. Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Jon N. Leonard, its Chief Executive Officer, this 7th day of March, 2019.

TAUTACHROME, INC.

By:
Name:	Jon N. Leonard
Title:	Title
Chief Executive Officer

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